INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Prestige Financial Corp.:

We consent to incorporation by reference in the Registration Statements (No. 33-83066) on Form S-8 and (No. 333-15739) on Form S-8 of our report dated January 20, 1998, relating to the consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference, in the December 31, 1997 Annual Report on Form 10-K of Prestige Financial Corp.


                                                  KPMG Peat Marwick LLP

Short Hills, New Jersey
March 24, 1998